                                                                    EXHIBIT 12.1


THE PNC FINANCIAL SERVICES GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES

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
                                                                                       Year ended December 31
                                               Six months ended   ------------------------------------------------------------------
Dollars in millions                               June 30, 2000         1999           1998        1997          1996          1995
---------------------------------------------------------------   ----------    -----------   ---------     ---------    -----------
EARNINGS
Income before taxes and cumulative effect of
   changes in accounting principles                        $955       $1,891         $1,710      $1,618        $1,527          $627
Fixed charges excluding interest on deposits                685        1,235          1,366       1,171         1,098         1,487
                                               ----------------   -----------   -----------   ----------    ----------   -----------
    Subtotal                                              1,640        3,126          3,076       2,789         2,625         2,114
Interest on deposits                                        766        1,369          1,471       1,457         1,428         1,552
                                               ----------------   -----------   -----------   ----------    ----------   -----------
    Total                                                $2,406       $4,495         $4,547      $4,246        $4,053        $3,666
                                               ================   ===========   ===========   ==========    ==========   ===========

FIXED CHARGES
Interest on borrowed funds                                 $626       $1,119         $1,268      $1,098        $1,065        $1,454
Interest component of rentals                                26           50             37          29            31            32
Amortization of notes and debentures                                       1              1           1             1             1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                           33           65             60          43             1
                                               ----------------   -----------   -----------   ----------    ----------   -----------
Subtotal                                                    685        1,235          1,366       1,171         1,098         1,487
Interest on deposits                                        766        1,369          1,471       1,457         1,428         1,552
                                               ----------------   -----------   -----------   ----------    ----------   -----------
Total                                                    $1,451       $2,604         $2,837      $2,628        $2,526        $3,039
                                               ================   ===========   ===========   ==========    ==========   ===========

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                             2.39x        2.53x          2.25x       2.38x         2.39x         1.42x
Including interest on deposits                             1.66         1.73           1.60        1.62          1.60          1.21
====================================================================================================================================
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